Exhibit (d)(xiii)

DIVIDEND CAPITAL TOTAL ADVISORS LLC

FOM OF RESTRICTED STOCK UNIT NOTICE

FOR

[Insert name of Recipient]

This Notice evidences the award of restricted stock units (each, a “Unit,” and collectively, the “Units”), that have been granted to you conditioned upon your agreement to the terms of the attached Restricted Stock Unit Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement, which is incorporated by reference herein. Each whole Unit is equivalent in value to one Class I share of the Common Stock of Dividend Capital Diversified Property Fund Inc., a Maryland corporation (“DPF”) (each, a “Class I Share” and collectively, the “Class I Shares”) and represents the commitment of Dividend Capital Total Advisors LLC (the “Advisor”) to deliver one Class I Share at a future date, subject to the terms of the Agreement. The Units are credited to a separate account maintained for you on the books and records of the Advisor (the “Account”). All amounts credited to the Account will continue for all purposes to be part of the general assets of the Advisor.

Date of Grant:

Number of Units:

Selected Percentage of Projected Profit Sharing Plan Distributions to be Converted to Units:                      (the “Selected Percentage”)

Vesting Schedule: All of the Units are nonvested and forfeitable as of the Date of Grant. So long as your Service with the Advisor is continuous from the Date of Grant through [                    ], 20    , the Units shall vest and become nonforfeitable on [                    ], 20    (the “Vesting Date”).

To the extent not already vested or previously forfeited, 100% of the Units shall become vested and nonforfeitable, if determined in the sole discretion of the Advisor, immediately before and contingent upon a Change in Control of DPF.

{Signatures follow.}

I acknowledge that I have carefully read the attached Restricted Stock Unit Agreement. I agree to be bound by all of the provisions set forth therein. I also consent to electronic delivery of all notices or other information with respect to the Units or the Advisor. I understand that the Advisor may render the Units to be null and void ab initio if I do not return a signed copy of this Notice to                     at                     before [                    ], 20    .

Signature of Participant	Date

DIVIDEND CAPITAL TOTAL ADVISORS LLC

By:	Dividend Capital Total Advisors Group LLC, its Sole Member

By:
Name:
Title:

DIVIDEND CAPITAL TOTAL ADVISORS GROUP LLC

By:
Name:
Title:

DCTAG HOLDINGS LLC

By:
Name:
Title:

DIVIDEND CAPITAL TOTAL ADVISORS LLC

FORM OF RESTRICTED STOCK UNIT AGREEMENT

1. Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement or the Notice.

2. Vesting. All of the Units are nonvested and forfeitable as of the Date of Grant. So long as your Service is continuous from the Date of Grant through the Vesting Date, the Units will become vested and nonforfeitable on the Vesting Date. Except for the circumstances, if any, described in the Notice, none of the Units will become vested and nonforfeitable after your Service ceases.

3. Termination of Service. Unless otherwise provided in the Notice, if your Service with the Advisor and all of its Affiliates ceases for any reason, all Units that are not then vested and nonforfeitable will be forfeited to the Advisor immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such unvested Units or the underlying Class I Shares.

4. Restrictions on Transfer. Without the express written consent of the Advisor, neither this Agreement nor any of the Units may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the Units shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the Units shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the Units may be transferred upon your death by beneficiary designation, last will and testament or under the laws of descent and distribution.

5. Dividend Equivalent Payments. If the Board of DPF declares and DPF pays a cash dividend on Class I Shares for any period in which your Units are unpaid and outstanding (regardless of whether such Units are then vested), you will be entitled to dividend equivalents (“Dividend Equivalents”) with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class I Shares as the number of whole and fractional Units subject to this Agreement and credited to your Account had such Class I Shares been outstanding during the same portion of such period as the Units were unpaid and outstanding. Any such Dividend Equivalents will be paid in cash within 45 days from the dividend payment date established by DPF.

6. Settlement of Units

(a) Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required by law) as a condition to settlement of the Units. The Advisor will deliver to you, in settlement of your Units and subject to the provisions of Section 8 below, the number of Class I Shares that equals the number of Units that become vested, and such vested Units will terminate and cease to be outstanding upon such delivery of the Class I Shares. Upon delivery of such Class I Shares, the Advisor and DPF will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to DPF’s designated transfer agent or such broker-dealer as DPF or the Advisor may choose at its sole discretion, within reason. As a condition to the settlement of the Units, the Advisor may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Advisor.

(b) Timing of Settlement.

Between [                    ], 20     and the end of [                    ] 20    , the Advisor will settle the number of Units equal to the lesser of (a) the Standard Settlement Amount and (b) the number of Units equal to (1) the Profit Sharing Plan distributions you would otherwise be entitled to in such calendar month (but for Section 6(e) of this Agreement) divided by (2) the Reference NAV. During each subsequent calendar month, through [                    ] 20    , the Advisor will continue to settle the number of Units equal to the lesser of (a) the Standard Settlement Amount plus any Unsettled Carryover Amount and (b) the number of Units equal to (1) the Profit Sharing Plan distributions you would otherwise be entitled to in such calendar month (but for Section 6(e) of

this Agreement) divided by (2) the Reference NAV. Notwithstanding the foregoing, by [                    ], 20    , the Advisor will settle no more or less than 100% of your Units that vested on [                    ], 20    .

If the vesting of your Units is accelerated for any reason, the Advisor will nevertheless settle the Units in accordance with the schedule of payments set forth in the paragraph above to the extent applicable with respect to amounts that had not vested prior to the acceleration, as if the vesting of such Units had not been accelerated.

(c) Share Transfer Restrictions After Settlement. The Class I Shares received by you pursuant to this Agreement upon settlement of your Units shall be eligible for redemption under DPF’s Share Redemption Program, subject to applicable restrictions under DPF’s Insider Trading Policy, and shall be transferable upon your death. For purposes of determining the applicable holding period with respect to the short-term trading discount under DPF’s Share Redemption Program, you shall be deemed to have held the Class I Shares beginning with the Date of Grant. You acknowledge that (i) the Class I Shares have not been registered under federal or state securities laws and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of such laws, (ii) transfers outside of the Share Redemption Program or other than upon your death will be permitted on a case-by-case basis if approved by the Board of DPF and such transfers must comply with applicable laws, (iii) pledges of Class I Shares received by you pursuant to this Agreement will be permitted only with the prior consent of DPF or upon the delivery to DPF of an opinion of counsel of recognized standing reasonably satisfactory to DPF that such pledge or potential resulting transfer will not violate applicable federal or state securities laws, and (iv) any attempt to transfer Class I Shares without compliance with these provisions shall be voidable at the option of DPF. The foregoing transfer restrictions shall apply not only to Class I Shares delivered pursuant to this Agreement but also any other securities acquired directly or indirectly pursuant to this Agreement, including but not limited to securities paid as Dividend Equivalents, securities with respect to which Class I Shares are reclassified, converted or exchanged, or securities paid as stock dividends on any of the foregoing, but excluding securities purchased pursuant to a DPF distribution reinvestment plan or otherwise purchased in a transaction unrelated to this Agreement. Transfer restrictions will be lifted upon termination of your Service to the Advisor or its Affiliates for any reason, except that, other than with respect to transfers upon a your death, (a) DPF shall continue to have the right to confirm to its reasonable satisfaction prior to any transfer or pledge that such transfer or pledge complies with applicable securities laws and (b) the Market Stand-Off Agreement described in Section 6(d) shall continue to apply to you. DPF shall be a third-party beneficiary of such transfer restrictions with the right to enforce them.

(d) Market Stand-Off. You agree that following the listing of any DPF equity securities on a national securities exchange registered under Section 6 of the Exchange Act, for the duration specified by and to the extent requested by DPF upon the advice of DPF’s underwriter or investment banking adviser, you shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of DPF, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and up to the 180 days after the listing of any DPF securities on a national securities exchange registered under Section 6 of the Exchange Act (or such shorter period as may be requested in writing by DPF) (the “Market Stand-Off Period”), except you shall be permitted to transfer securities upon your death as and to the extent set forth elsewhere in the Agreement. In addition, you agree to execute any further letters, agreements and/or other documents requested by DPF or its underwriters that are consistent with the terms of this Section 6(d). DPF may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period. DPF shall be a third-party beneficiary of this Market Stand-Off Agreement with the right to enforce it.

(e) Settlement of Units in Satisfaction of Obligation to Pay Profit Sharing Plan Distributions and Certain Cash Compensation. By entering into this agreement, you have elected to have the Selected Percentage of the

Profit Sharing Plan distributions otherwise payable to you in the fiscal year from [                    ], 20    through [                    ], 20    , paid in the form of Units settling pursuant to Section 6(b) above following the Vesting Date, based on a projection of $        million of total distributions of Dividend Capital Total Advisors Group LLC (“DCTAG”) generated in such fiscal year. Accordingly, you hereby acknowledge and agree that with respect to the foregoing fiscal year in which Units under this Agreement vest (or are deemed to vest for purposes of Section 6(b) pursuant to the second paragraph of Section 6(b)), settlement of Units by the Advisor in any calendar month pursuant to Section 6(b) above shall be in full satisfaction of your rights to receive distributions pursuant to the Profit Sharing Plan during such fiscal year, unless and until more than $        million of total distributions of Dividend Capital Total Advisors Group LLC is generated in such fiscal year. In addition if, in such fiscal year, the Profit Sharing Plan distributions otherwise payable to you (ignoring, for the purpose of this calculation, the fact that a portion of such distributions will not be paid as a result of this Agreement and similar agreements entered into by Profit Sharing Plan participants) are less than the product of (1) the number of Units settling pursuant to this Agreement and (2) the Reference NAV, then you agree that such shortfall may be treated by the Advisor and its affiliates to be in full satisfaction of your rights to receive other cash compensation from the Advisor and its Affiliates.

All parties to this Agreement acknowledge and agree that the intent of this Section 6(e) is to treat the value (based on the Reference NAV for each settled Unit) of any Units settled pursuant to this Agreement as a payment in lieu or replacement of Profit Sharing Plan distributions and/or other cash compensation otherwise payable by the Advisor and its Affiliates and all parties to this Agreement agree to cooperate reasonably to accomplish such economic intent. If necessary, this provision shall be deemed to constructively amend other agreements dealing with the subject matter hereof among the parties to this Agreement.

For the purposes of this Agreement, Profit Sharing Plan participants shall include individuals with an executed DCTAG Holdings, LLC Executive Profit Sharing Agreement evidencing such participation, as well as individuals that have any other existing right to participate in the Profit Sharing Plan, whether through an employment offer letter or otherwise.

7. Tax Withholding. On or before the time you receive a distribution of the Class I Shares subject to your Units or a payment of Dividend Equivalents, or at any time thereafter as requested by the Advisor, you hereby authorize any required withholding from the Class I Shares issuable to you or Dividend Equivalents payable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Advisor or any Affiliate which arise in connection with your Units and Dividend Equivalents (the “Withholding Taxes”). Additionally, the Advisor may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Units and Dividend Equivalents by any of the following means or by a combination of such means: (i) withholding from any compensation or Dividend Equivalents otherwise payable to you by the Advisor or its Affiliates; (ii) causing you to tender a cash payment; (iii) if the Class I Shares are then listed for public trade on a national securities exchange or market, permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Advisor; or (iv) withholding Class I Shares from those delivered or otherwise deliverable to you in connection with the Units with a Fair Market Value (measured as of the date Class I Shares are delivered to you pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, however, that the number of such Class I Shares so withheld shall not exceed the amount necessary to satisfy the Advisor’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Unless the tax withholding obligations of the Advisor and/or any Affiliate are satisfied, the Advisor shall have no obligation to deliver to you any Class I Shares or pay any Dividend Equivalents. If the Advisor underwithholds through no fault of yours, you shall not be responsible for resulting penalties but you agree to retain responsibility for any tax due with respect to a distribution of the Class I Shares subject to your Units or a payment of Dividend Equivalents.

8. Adjustments for Corporate Transactions and Other Events

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Class I Shares, the number of outstanding Units shall, without further action of the Advisor, be adjusted to reflect such event. Adjustments under this paragraph will be made by the Advisor, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive absent manifest error.

(b) Merger, Consolidation and Other Events. If DPF shall be the surviving or resulting corporation in any merger or consolidation and the Class I Shares (meaning all outstanding shares of this class) shall be converted into other securities, the Units shall pertain to and apply to the securities to which a holder of the number of Class I Shares subject to the Units would have been entitled. If the stockholders of DPF receive by reason of any distribution in total or partial liquidation or pursuant to any merger of DPF or acquisition of its assets, securities of another entity or other property (including cash), then any rights of DPF under this Agreement shall inure to the benefit of DPF’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of Class I Shares subject to the Units would have been entitled, in the same manner and to the same extent as the Units.

(c) Matching to Advisor RSUs. In all events, in applying this Section 8, the Advisor will endeavor to cause, to the extent reasonably practicable as determined in the Advisor’s discretion, the RSUs governed by this Agreement to be treated in a manner that matches as near as possible the treatment of the Advisor RSUs under the Advisor RSU Agreement.

9. Authority upon a Change in Control and Other Corporate Events

(a) Subject to Section 9(b), in the event of any Change in Control of DPF or other transaction or event described in Section 8, the Advisor is hereby authorized to take any of the following actions with respect to the Units:

(i) a determination that the terms of any Units will be replaced or modified with a form of compensation that is, as close as reasonably practicable as determined in the Advisor’s discretion, economically equivalent as of the date of such replacement or modification;

(ii) a determination that all or some Units shall become immediately vested either prior to or as of such event; or

(iii) a determination that upon such event, the Units be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares subject of the Units, provided that the new compensation is, as close as reasonably practicable as determined in the Advisor’s discretion, economically equivalent as of the date of such event.

(b) With respect to the Units, no adjustment or action described in this Section 9 or in any other provision of this Agreement shall be authorized to the extent that such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Advisor determines that the Units are not to comply with such exemptive conditions.

(c) In all events, in applying this Section 9, the Advisor will endeavor to cause, to the extent reasonably practicable as determined in the Advisor’s discretion, the RSUs governed by this Agreement to be treated in a manner that matches as near as possible the treatment of the Advisor RSUs under the Advisor RSU Agreement.

10. No Guarantee of Service Relationship. Nothing in this Agreement shall alter your at will employment status with the Advisor or any of its Affiliates, nor be construed as a contract of employment or service relationship between you and the Advisor or any of its Affiliates, or as a contractual right of you to continue in the employ of, or in a service relationship with, Advisor or any of its Affiliates for any period of time, or as a limitation of the right of the Advisor or any of its Affiliates to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable Units or any other adverse effect on your interests under this Agreement.

11. Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be delivered in settlement of the Units until such shares of Common Stock have been delivered to you.

12. DPF’s and Advisor’s Rights. The existence of the Units shall not affect in any way the right or power of DPF or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in DPF’s capital structure or its business, or any merger or consolidation of DPF, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of DPF, or any sale or transfer of all or any part of DPF’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise; provided, however, that Class I Shares that you receive pursuant to this Agreement shall not be treated any differently than all other Class I Shares. Similarly, the existence of this Agreement shall not affect the rights of the Advisor and its Affiliates to conduct their businesses in their discretion or to change their business forms, capitalization, ownership structure, or management.

13. Restrictions on Delivery of Shares. The delivery of Class I Shares upon settlement of the Units shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No Class I Shares may be delivered hereunder if the delivery of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Advisor or DPF to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Advisor’s legal counsel to be necessary to the lawful delivery of any shares subject to the Units shall relieve the Advisor of any liability in respect of the failure to deliver such shares as to which such requisite authority shall not have been obtained. If necessary to satisfy any law, regulation, rule or administrative decision with respect to the Advisor’s or DPF’s ongoing operations, including any ongoing offering of Common Stock, the Advisor shall have authority to replace or modify the terms of any vested or unvested Units with a form of compensation that is, as close as reasonably practicable as determined in the Advisor’s discretion, economically equivalent as of the date of such replacement or modification. In all events, in applying this Section 13, the Advisor will endeavor to cause, to the extent reasonably practicable as determined in the Advisor’s discretion, the RSUs governed by this Agreement to be treated in a manner that matches as near as possible the treatment of the Advisor RSUs under the Advisor RSU Agreement.

14. Reservation of Shares. The Advisor will reserve and set apart and have at all times, free from preemptive rights, a number of authorized and issued Class I Shares deliverable upon settlement of the Units sufficient to enable it at any time to fulfill all its obligations hereunder or, in the alternative, a contractual right to obtain such number of Class I Shares from DPF by such date or dates as will enable the Advisor to fulfill all its obligations hereunder.

15. Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Advisor to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Advisor, or in the case of notices delivered to the Advisor by you, addressed to the Advisor at 518 17th Street, 17th Floor, Denver, CO 80202, or if the Advisor should move its principal office, to such principal office or, in either case, if the receiving party consents in advance, transmitted and received via facsimile or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Advisor may, in its sole discretion, decide to deliver any documents related to this award of Units by electronic means or to request your consent to accept this award of Units by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to accept this award of Units through an on-line or electronic system established and maintained by the Advisor or another third party designated by the Advisor.

16. Entire Agreement. This Agreement, together with the relevant Notice, contain the entire agreement between the parties with respect to the Units granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Units granted hereunder shall be void and ineffective for all purposes.

17. Effect of Advisor’s Decision. Except as otherwise expressly provided herein, all actions taken and decisions and determinations made by the Advisor on all matters relating to this Agreement pursuant to the powers vested in it hereunder shall be in the Advisor’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including you, the Advisor, its principals, managers, officers, and Affiliates, and your and its respective successors in interest.

18. Amendment. This Agreement may be amended from time to time by the Advisor in its discretion; provided, however, that, except as permitted otherwise pursuant to Section 13 of this Agreement, this Agreement may not be modified in a manner that would have a materially adverse effect on the Units or your rights with respect to such Units or Class I Shares as determined in the reasonable discretion of the Advisor without your written consent.

19. No Obligation to Minimize Taxes. The Advisor has no duty or obligation to minimize the tax consequences to you of this award of Units and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, and you have agreed that you have done so or knowingly and voluntarily declined to do so.

20. No Trust or Fund Created. None of this Agreement, the grant of Units hereunder, or the delivery of shares of Common Stock upon settlement of the Units shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between you the Advisor, DPF, or any other person. To the extent that you or any other person acquires a right to receive payments from the Advisor pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Advisor.

21. Effect on Other Employee Benefit Plans. The value of the Units subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Advisor or any Affiliate, except as such plan otherwise expressly provides. The Advisor expressly reserves its rights to amend, modify, or terminate any of the Advisor’s or any Affiliate’s employee benefit plans.

22. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado (without reference to the conflict of laws rules or principles thereof).

23. Arbitration. To the extent that a dispute arises between the parties under this Agreement, the parties agree to attempt to settle such dispute through non-binding mediation to be held for a maximum of one (1) day administered by the Judicial Arbiter Group (“JAG”), before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect. If such dispute cannot be resolved through mediation, it shall be resolved by binding arbitration before one arbitrator of JAG (selected by the JAG mediator) under the commercial arbitration rules then in effect. Each party shall bear its own legal, accounting and other similar fees incurred in connection with such arbitration; provided that (a) the losing party shall bear the costs of such arbitration and (b) the arbitrator shall award legal fees to the prevailing party in such dispute. Such arbitration and determination shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings). It is understood and agreed that the arbitrator shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance. The parties agree that any such mediation or arbitration shall be conducted in Denver, Colorado. This arbitration provision is in no way intended to reduce or modify the sole and absolute discretion afforded to DPF or the Advisor under this Agreement, to the extent applicable.

24. Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

25. Electronic Delivery of Documents. By signing the Notice, you acknowledge receipt of DPF’s current prospectus for its ongoing public offering of Class I Shares (SEC Registration No. 333-175989), which has been filed with the Securities and Exchange Commission by DPF, and represent that you understand and are familiar with the information contained therein. In addition, the following documents, which have been filed with the Securities and Exchange Commission by DPF, are incorporated herein by reference:

(a) The DPF’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by DPF document referred to in (a) above; and

(c) The description of DPF’s Class I common stock contained in DPF’s Registration Statement on Form 8-A (File No. 000-52596), filed with the Securities and Exchange Commission on April 30, 2013, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by DPF pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein), will be deemed to be incorporated herein by reference and to be a part of the information disclosed to you from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of the information disclosed to you to the extent that a statement contained herein, or in a subsequently filed document incorporated or deemed to be incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of the information disclosed to you.

Upon written or oral request, the Advisor or DPF will deliver to you, without charge, copies of any of the documents described above. The Advisor or DPF shall also make available to you the opportunity to ask questions and receive answers concerning the foregoing information.

26. Section 409A . This Agreement is designed to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, to the extent applicable, will be operated in a manner that complies with Section 409A to the extent applicable.

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GLOSSARY

(a) “Advisor” means Dividend Capital Total Advisors LLC, a Delaware limited liability company.

(b) “Advisor RSUs” means the restricted stock units acquired by the Advisor pursuant to the Advisor RSU Agreement.

(c) “Advisor RSU Agreement” means that certain Restricted Stock Unit Agreement between DPF and the Advisor, dated [                    ], 20    .

(d) “Affiliate” or “Affiliated” means, as to any individual, corporation, partnership, trust, limited liability company or other legal entity (i) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by or under common control with another person or entity; (ii) any person or entity directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another person or entity; (iii) any officer, director, general partner or trustee of such person or entity; (iv) any person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, general partner or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

(e) “Agreement” means this document, as amended from time to time, together with the Notice, which is incorporated herein by reference.

(f) “Beneficial Owner” has the meaning given in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of DPF.

(h) “Change in Control” means, with respect to the entity undergoing the Change in Control (the “Entity”), any of the following transactions:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Entity (not including in the securities beneficially owned by such Person any securities acquired directly from the Entity or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Entity’s then outstanding securities (a “Controlling Interest”), excluding (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Entity, or (B) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) a change in the composition of the Board of the Entity over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds (2/3) of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; or

(iii) there is consummated a merger or consolidation of the Entity or any direct or indirect subsidiary of the Entity with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Entity outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Entity or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Entity (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Entity (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Entity or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Entity’s then outstanding securities; or

(iv) the stockholders of the Entity approve a plan of complete liquidation or dissolution of the Entity or there is consummated an agreement for the sale or disposition by the Entity of all or substantially all of the Entity’s assets, other than a sale or disposition by the Entity of all or substantially all of the Entity’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Entity in substantially the same proportions as their ownership of the Entity immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (I) solely as the result of a public offering or (II) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Entity immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Entity immediately following such transaction or series of transactions.

For purposes of a Change in Control, “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Entity or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Entity or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Entity in substantially the same proportions as their ownership of stock of the Entity.

(i) “Class I NAV” means, with respect to any day, the most current daily net asset value per Class I Share publicly disclosed by DPF on its website as of the end of such day.

(j) “Class I Share” means a Class I share of Common Stock.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Common Stock” means the common stock of DPF, par value $0.01 per share, issued or authorized to be issued in the future, including unclassified shares of common stock as well as Class A, Class W and Class I shares of common stock, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock.

(m) “Date of Grant” means the effective date of a grant of Units made to you as set forth in the relevant Notice.

(n) “DPF” means Dividend Capital Diversified Property Fund Inc., a Maryland corporation.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” on any date shall mean the Closing Price (as defined below) per share of Common Stock on such date if such date is a Trading Day (as defined below) or, if such date is not a Trading Day, the Trading Day immediately prior to such date. The “Closing Price” on any date shall mean the last sale price, regular way (as defined below), or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc. (“NASDAQ”) or, if NASDAQ is no longer in use, the principal automated quotation system that may then be in use or, if the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market-maker authorized to make a market in the shares of Common Stock selected by the Board of DPF or, if there is no professional market maker making a market in the shares of Common Stock, the daily NAV (as defined below) per share of Common Stock determined by DPF or, if DPF does not compute a daily NAV, the fair market value of a share of Common Stock as determined by the Board of DPF, in its absolute discretion. “Trading Day” shall mean a day on which the principal national securities exchange or national automated quotation system on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange or national automated quotation system, shall mean (a) any day that a daily NAV per share of Common Stock is determined by DPF or (b) if DPF does not compute a daily NAV, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Colorado are authorized or obligated by law or executive order to close. The term “regular way” means a trade that is effected in a recognized securities market for clearance and settlement pursuant to the rules and procedures of the National Securities Clearing Corporation, as opposed to a trade effected “ex-clearing” for same day or next day settlement. “NAV” shall mean net asset value, as determined pursuant to valuation procedures approved by the Board of DPF.

(q) “Insider Trading Policy” means the DPF’s insider trading policy, as it may be amended from time to time.

(r) “Notice” means the statement, letter or other written notification provided to you by the Advisor setting forth the terms of a grant of Units made to you.

(s) “Market Stand-Off Agreement” means the agreement set forth in Section 6(d) of this Agreement.

(t) “Monthly Profit Sharing Plan Distributions” means the Profit Sharing Plan distributions you would otherwise be entitled to receive but for Section 6(e) of this Agreement.

(u) “Post-Vesting Calendar Months” means the number of complete calendar months that have passed following the Vesting Date (e.g., in the month of May one complete calendar month has passed, and in the month of June two complete calendar months have passed, etc.).

(v) “Profit Sharing Plan” means the DCTAG Holdings, LLC Executive Profit Sharing Plan.

(w) “Reference NAV” means $[        ], which is the Class I NAV as of the end of the effective date of the Advisor RSU Agreement.

(x) “Service” means your employment, service as a non-executive director, or other service relationship with the Advisor and its Affiliates, which for these purposes shall include (whether within the foregoing definition or not) BCC-BD Expense Company LLC or its successor. Your Service will be considered to have ceased with the Advisor and its Affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not Dividend Capital Total Advisors LLC or its successor or an Affiliate of Dividend Capital Total Advisors LLC or its successor.

(y) “Share Redemption Program” means DPF’s Class A, W and I Share Redemption Program, as it may be amended from time to time.

(z) “Standard Settlement Amount” means 1/12th of the number Units vesting on the Vesting Date.

(aa) “Unit” means a unit, the value of which shall always be equal to the value of one Class I Share.

(bb) “Unsettled Carryover Amount” means (a) the product of the Standard Settlement Amount and the Post-Vesting Calendar Months, less (b) the number of Units vesting on the Vesting Date that have settled.

(cc) “You” or “Your” means the recipient of the Units as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Units may be transferred by beneficiary designation, last will and testament or the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{End of Agreement}